Exhibit 10.42

FORM OF SEVERANCE AND RELEASE AGREEMENT 1

This Severance and Release Agreement (sometimes referred to as Agreement) is entered in connection with your decision to receive a severance package offered by Spirit Airlines, Inc. (“Spirit or Company”), pursuant to the terms of the Spirit Airlines Inc. 2017 Executive Severance Plan (“Executive Severance Plan”). The purpose of this Agreement is to summarize the payment and benefits that will be available to you in return for a release of claims.

RELEASE AND WAIVER

You acknowledge and agree that certain of the payments and benefits described in section A below are contingent on your entering into the Agreement and not revoking (or attempting to revoke) such Agreement during the applicable seven-day revocation period set forth herein. In consideration for the benefits described in this Agreement, You and any person acting by, through, under or on behalf of you, release, waive, and forever discharge Spirit Airlines, Inc. its subsidiaries, affiliates, and related entities (“Spirit or Company”) and all of their respective agents, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns (also collectively referred to as ‘Released Parties’) from any and all claims, liabilities, actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment, retaliation (including state and federal whistleblower claims), or failure to accommodate; the terms and conditions of your employment; your compensation and benefits; and/or the termination of your employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act, the Railway Labor Act, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act, the Florida Civil Rights Act of 1992, or any other federal, state, or local law, statute, or ordinance.
You acknowledge that you have (i) received all compensation due you as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by you during your employment by the Company; (iii) been properly provided any leave requested under the FMLA and USERRA or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity; and (v) not filed any complaints, claims, or actions against the Company or any other released person or entity.

A. TERMINATION OF EMPLOYMENT RELATIONSHIP, SEVERANCE BENEFITS AND OBLIGATIONS

Your employment relationship with the Company will end on ___________ (Termination Date). This is an involuntary separation from service as defined in Treasury Regulation 1.409A-1(b)(9). On and after your termination date, you will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company. Effective on your termination date, your salary, benefits and other entitlements from the Company in respect of services rendered to, or employment with, the Company or any of its Affiliates through and including your employment termination date will end. You agree and acknowledge that you will not be entitled to receive any payments or benefits with respect to or following your termination of employment with the Company other than those described in the following provisions of this section A. You further acknowledge and agree that certain of such payments or benefits exceed the payments and benefits that you would have been entitled to receive had the Company not voluntarily entered into this Agreement. Unless otherwise required by law, effective ten (10) days after the Company has received your signed, unrevoked Agreement, you will receive the following:

1 The attached form may be updated from time to time to comply with the terms of the Executive Severance Plan and/or changes in law. This severance form is for non change in control terminations and the severance entitlements for change in control terminations shall be as set forth in the Executive Severance Plan.

Exhibit 10.42

1. Severance Pay

You will receive [ ] months of severance pay (a total amount of $_____________) which will be paid to you in equal installments and consistent with past payroll practices [insert additional severance details, if applicable]. Payments will be made on current payroll pay dates, consisting of the 15th and the last day of the month. Payments will be direct deposited. These payments will be reduced by any advances or similar outstanding amounts owed to Spirit such as sick days or vacation days used in excess of the number to which you were entitled as of your termination date. In addition, all garnishments and levies ordered by any court or other competent authority of which the Company is aware or becomes aware will be withheld. Your payment(s) shall be made semi-monthly subject to the foregoing provisions for the withholding of any federal, state and local taxes as well as any other payments or advances described above. Amounts the Company is paying in consideration for this Agreement will not be treated as compensation for purposes of eligibility or benefits under any benefit plan of the Company.

[If you are later employed outside Spirit, you will not forfeit any severance pay because of that employment. However, if you are rehired by Spirit you will forfeit any remaining balance of severance pay owed to you but in no instance will you receive less than $1,000 from the Company as consideration for this Agreement]2 [If during the period, you otherwise would receive severance from Spirit, you earn (regardless of when paid) any compensation whether as an employee, consultant or otherwise, such compensation shall reduce the amount of severance pay payable to you by Spirit on a dollar for dollar basis and you acknowledge and agree that you will promptly notify Spirit of any such compensation and payment.]3 To the extent that a federal, state, or local law requires the Company to make a payment to an eligible employee because of involuntary termination of employment or in accordance with a plant closing or advance notice law, including but not limited to the Worker Adjustment and Retraining Notification Act (“WARN”), the severance pay otherwise payable under this Agreement shall be coordinated with and reduced by the amount of any such required payment.

Notwithstanding anything in this Section 1 to the contrary, in the event any payments called for hereunder are determined to constitute payments of “nonqualified deferred compensation” to which Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable, the following rules shall apply:

(a)    All such payments shall be made on the date that is the first payroll date that occurs on or following the first day of the seventh calendar month following your “separation from service” (as that phrase is used for purposes of Code Section 409A); and

(b)    The first sentence of the second paragraph of this Section 1 (regarding the reduction of payments under this Agreement by reason of any advances or similar outstanding amounts owed by you to Spirit) shall not apply to any payments subject to the requirements of Code Section 409A.

2.     Vacation

You will be compensated for accrued unused vacation, the value of which will be paid to you in a lump sum with your final pay. This payment is also subject to all applicable federal (including social security), state and local taxes. Vacation pay will be included as part of your compensation for determining employee or employer contributions to the 401(k) Plan contribution.

3.        Unemployment Benefits

You may apply for unemployment benefits upon termination and the state agency makes the determination of your entitlement to benefits. Severance pay can and must be disclosed to appropriate authorities. Treatment of severance pay from the beginning of eligibility for unemployment compensation may vary from state to state.

_    _________________________

2 Only for individuals hired prior to September 1, 2014.
3 For individual’s hired on or after September 1, 2014.

Exhibit 10.42

6.    4.        Employee Assistance Program

Employee Assistance Program Services will continue to be available to you for thirty (30) calendar days following your termination date. You may contact our EAP coordinator for more information. The EAP phone number is (888) 267-8126.

7.    5.        Healthcare

You (and your spouse and dependents listed on your healthcare forms at Spirit) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover you (and your spouse and dependents if listed on your healthcare forms at Spirit) costs of coverage under COBRA at the same rate as if you remained with the Company for a period equal to the shorter of: (i) [ ] months or (ii) the date on which you accept a new position with another employer. If you obtain new employment within [ ] months following your termination of employment at Spirit, you must provide notification as provided in section L.

8.    6.        Travel

You (and your eligible travel dependents as indicated in your current Spirit records) shall receive a travel pass on Spirit enabling you and your eligible travel dependents (indicated in your current Spirit records) to travel free of charge in any class of service that is available on Spirit’s flights at the time of reservation for a period equal to the shorter (i)[ ]months or (ii) until (if) you receive similar flight benefits with a new employer.

B. COOPERATON

You agree to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within your knowledge or responsibility. Without limiting the foregoing, you agree (i) to meet with Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.

C. NON-ADMISSION

This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

D. NON-SOLICITATION OF COMPANY EMPLOYEES

You agree that for a period beginning on the date first written above and ending on the date that is the one-year anniversary of the Termination Date, you will not, directly or indirectly, solicit or attempt to solicit, or hire or cause any person to hire, any of Spirit’s employees or exclusive contractors to work with you or to work for any other entity. You agree that you will be subject to the restrictions set forth in Section 5.3 of the Executive Severance Plan.

E. NON-DISPARAGEMENT

You agree that you will not engage in any activity which is intended to embarrass, disparage, harass or adversely affect the Company (including its affiliated companies) its officers, employees and directors, or their respective business operations, practices or services and you agree that you will not make any negative comments about any of the foregoing entities/persons,

Exhibit 10.42

orally or in writing. You agree that you will be subject to the restrictions set forth in Section 5.2 of the Executive Severance Plan.

F. VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 45[4]-DAY PERIOD

You acknowledge that:

(a)	You have read this Agreement and understand its legal and binding effect. You are acting voluntarily and of your own free will in executing this Agreement.

(b)	The consideration for this Agreement is in addition to anything of value to which you already are entitled.

(c)	You have had the opportunity to seek, and you are advised in writing by this Agreement to seek, legal counsel prior to signing this Agreement.

(d)
You have been given at least 45 days from the date you received this Agreement and any attached information to consider the terms of this Agreement before signing it. In the event you choose to sign this Agreement prior to the expiration of the 45-day consideration period, you represent that you are knowingly and voluntarily waiving the remainder of the 45-day consideration period. You understand that having waived some portion of the 45-day consideration period, the Company may expedite the processing of benefits provided to you in exchange for signing this Agreement.

(e)	You agree with the Company that changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

(f)
If you are age 40 or over and your termination is part of an employment termination program, you acknowledge that the Company made available to you : (i) the class, unit or group of individuals covered by the employment termination program; the eligibility factors for the program; and applicable time limits; and (ii) the job titles and ages of all individuals eligible or selected for the program as well as those in the same job classification or organizational unit who are not eligible or selected. See Attachment A.

G. REVOCATION

You understand that if you sign this Agreement, you can change your mind and revoke it within seven days after signing it by returning it with written revocation notice to the department identified in section K below. You understand that this Agreement will not be effective until after this seven-day period has expired, and you will not be entitled to receive any benefits until after the Agreement becomes effective. If the revocation day expires on a weekend or holiday, you understand that you have until the end of the next business day to revoke this Agreement.

H. BINDING AGREEMENT AND PROMISE NOT TO SUE

You understand that following the seven-day revocation period, this Agreement will be final and binding. Except as provided below in Section J, you promise that you will not pursue any claim that you have settled by this Agreement. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such claims except this promise not to sue does not apply to claims that you may have under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws.

4 Note this Section will be reduced to 21 days if it is not in connection with a reduction in force. In addition, if employee is under age 40 the perid may be further reduced and all refernces to ADEA will be removed from the release agreement, as applicable.

Exhibit 10.42

I. COMPANY PROPERTY; CONFIDENTIALITY

You agree to return all Company property immediately to [Edward Kayton] Sr. Director Human Resources, Spirit Airlines Inc., 2800 Executive Way, Miramar, FL 33025. You represent and warrant that you have returned all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which are the property of the Company. You further agree not to retain any tangible or electronic copies of any such property in your possession or under your control.

You agree that you will not use or copy any Company information (oral, electronic or written) records, files, materials, intellectual property or trade secrets of the Company (“Company Information”) for your personal use, or for use by you in a business or for a future employer. To the fullest extent permitted by law, you also agree to retain in confidence any confidential information known to you concerning the Company until such information is publicly available. You further agree to maintain the confidentiality of this Agreement and will not disclose in any fashion the terms of this Agreement or the amount of the severance benefits you receive to any person other than my attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or as otherwise required by law. You agree that you will be subject to the restrictions set forth in Section 5.1 of the Executive Severance Plan.

J. EXCEPTIONS AND NO INTERFERENCE WITH RIGHTS

You understand this Agreement does not apply to (a) any claims or rights that may arise after the date that you signed this Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing contained in this Agreement, the Executive Severance Plan or any other agreement with the Company (including but not limited to the non-solicitation and non-competition clauses, and the nondisparagement and confidentiality obligations) limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Although by signing this Agreement you are waiving your right to recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, nothing in this Agreement or any other agreement with the Company limits your right to receive an award for information provided to any Government Agencies. You are also provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

K. APPLICABLE LAW, NOTICES AND GENERAL PROVISIONS

This Agreement shall be interpreted under the law of the State of Florida. This Agreement sets forth the entire agreement between the parties. You are not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving you and the Company are superseded by this Agreement, except this Agreement

Exhibit 10.42

shall not in any way affect, modify, or nullify any prior agreement you entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition; provided that the provisions of Section J shall apply. To the extent of any conflict between the terms of this Agreement and the Executive Severance Plan, the provisions of Executive Severance Plan shall prevail unless this Agreement specifically provides otherwise. The provisions of this Agreement are severable, and if any part of this Agreement except the Release and Waiver is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

Receipt of severance pay is conditioned on your representation that you have conducted yourself in an ethical, forthright and honest manner in connection with your work for Spirit. You agree that if you act contrary to the representations and obligations set forth in this Agreement, you may be obligated to pay Spirit an amount equal to the value of the consideration furnished under this Agreement, Spirit shall be entitled to immediately cancel any remaining severance pay owed to you and Spirit may take any other legal action that it deems necessary, except that you are not required to tender back any compensation and your severance pay will not be discontinued if you challenge the knowing and voluntary nature of this Agreement under the OWBPA and ADEA. Nothing in this Agreement is intended to result in any duplication of any payments or benefits to you and under no circumstances shall the Company be required to make or provide duplicate or correspondence payments or benefits to you under this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company, including but not limited to the Executive Severance Plan.

Except as otherwise provided herein, notices to be provided pursuant to this Agreement shall be sent to the following :
Legal Department
C/O General Counsel
Spirit Airlines, Inc.
2800 Executive Way
Miramar, FL 33025

I have read and understand the Agreement set forth above. I accept the consideration stated above and knowingly and voluntarily agree to be bound by the terms of this Agreement.
Dated:	Signature:		Name Printed:_________________________
Employee

Exhibit 10.42

Attachment A

The information contained herein is provided in accordance with the requirements of the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. sections 621 et seq.

•	The decisional unit for this employment termination program is :

•	The eligibility factors for the program are:

•	The time limits for the program are :

The Company also is providing you and other eligible employees with information showing the number of employees who are eligible and ineligible for the severance benefits by age and job title. Employees are “eligible” for the employment termination program because the Company selected them for termination and because they are eligible for offered severance benefits. Employees listed as “ineligible” are ineligible because they will not be terminated. The Company is providing information to you regarding the class, unit, or group considered in the selection decision for the employment termination program applicable to you, as well as information regarding other classes, units, or groups similarly evaluated by higher levels of management.

Job Title                 Age        Eligible        Ineligible